Exhibit 10.5

SUSSER HOLDINGS CORPORATION
SECTION 162(m) PERFORMANCE INCENTIVE PLAN
Section 1.    Purpose
The purposes of this Susser Holdings Corporation Section 162(m) Performance Incentive Plan are to assist the Company in attracting, motivating and retaining employees who have significant responsibility for the growth and long-term success of the Company and to facilitate a means of providing both annual and long-term incentive compensation for certain of the Company's employees in a manner that qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.
Section 2.    Definitions
The following capitalized words as used herein shall have the following meanings:
(a)    “Award” means a cash-based award that is granted under the Plan to an Eligible Employee by the Committee, the payment of which is contingent upon the achievement of Performance Goals, as determined by the Committee in accordance with the Plan.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof consisting of two or more directors each of whom is an “outside director” within the meaning of Section 162(m).
(d)    “Company” means Susser Holdings Corporation, a Delaware corporation.
(e)    “Eligible Employee” means any employee or executive officer of the Company or any of its subsidiaries who is or, in the opinion of the Committee, may become a “covered employee” within the meaning of Section 162(m).
(f)    “GAAP” means accounting principles generally accepted in the United States of America from time to time.
(g)    “Participant” means an Eligible Employee granted an Award under the Plan.
(h)    “Performance Criteria” shall have the meaning set forth in Section 4(b) hereof.
(i)    “Performance Goals” shall have the meaning set forth in Section 4(c) hereof.
(j)    “Performance Period” means a period determined by the Committee over which the Performance Goals set forth in the Award are to be achieved.
(k)    “Plan” means this Susser Holdings Corporation Section 162(m) Performance Incentive Plan, as it may be amended from time to time.
(l)    “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
Section 3.    Administration of the Plan

(a)    Committee Members. The Plan shall be administered by the Committee. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.
(b)    Discretionary Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Employees to whom, and the time or times at which, Awards may be granted, the Performance Period, the Performance Criteria and the Performance Goals, and all other terms of the Award. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Employees, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
(c)    Delegation of Authority. The Committee may delegate, to any appropriate officer or employee of the Company, responsibility for certain ministerial functions (but not the exercise of discretion) under the Plan.
Section 4.    Awards
(a)    Grant of Awards. The Committee may grant to any Eligible Employee Awards under the Plan with respect to one or more Performance Periods under the Plan. Performance Periods may run consecutively and/or concurrently, as determined by the Committee. Before the 90th day of the Performance Period (or, if the Performance Period is less than one year, no later than the number of days which is equal to 25% of such Performance Period), the Committee will determine the type of the Award, the duration of the Performance Period, the Performance Criteria, the applicable Performance Goals relating to the Performance Criteria, and the amount and terms of payment to be made upon achievement of the Performance Goals.
(b)    Performance Criteria. For purposes of Awards granted under the Plan, the “Performance Criteria” shall be one or any combination of the following, for the Company or any identified subsidiary or business unit, as determined by the Committee at the time of the Award: (i) net earnings; (ii) earnings per share; (iii) net debt; (iv) revenue or sales growth; (v) net or operating income; (vi) net operating profit; (vii) return measures (including, but not limited to, return on assets, capital, equity or sales); (viii) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (ix) earnings before or after taxes, interest, depreciation, amortization and/or rent (including on a fuel-margin-neutral or other objective basis); (x) share price (including, but not limited to growth measures and total stockholder return); (xi) expense control or loss management; (xii) customer satisfaction; (xiii) market share; (xiv) economic value added; (xv) working capital; (xvi) the formation of joint ventures or the completion of other corporate transactions; (xvii) gross or net profit margins; (xviii) store openings or store count; (xix) store sales (including on a same store basis) or sales per square foot, (xx) revenue mix; (xxi) fuel volumes; (xxii) fuel margins; (xxiii) operating efficiency; (xxiv) product diversification; (xxv) market penetration; (xxvi) measurable achievement in quality, operation or compliance initiatives; (xxvii) quarterly dividends or distributions; (xxviii) employee retention or turnover; or (xxix) any combination of or a specified increase in any of the foregoing. Each of the Performance Criteria shall be applied and interpreted in accordance with an objective formula or standard established by the Committee at the time of the Award including, without limitation, GAAP.
(c)    Performance Goals. For purposes of Awards granted under the Plan, the “Performance Goals” shall be the levels of achievement relating to the Performance Criteria selected by the Committee for the Award. The Performance Goals shall be written and shall be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. The Performance Goals may be applied on an absolute basis or relative to an identified index, peer group, or one or more competitors or other companies (including particular business segments or divisions of such companies), as specified by the Committee. The Performance Goals need not be the same for all Participants.
(d)    Adjustments. At the time that an Award is established, the Committee may provide for the Performance Goals or the manner in which performance will be measured against the Performance Goals to be adjusted in such objective manner as it deems appropriate, including, without limitation, adjustments to reflect charges for restructurings, non-operating income, the impact of corporate transactions or discontinued operations, extraordinary and other unusual or non-recurring items, and the cumulative effects of accounting or tax law changes.
(e)    Maximum Amount of Awards. The maximum amount that may become payable to any one Participant during any one calendar year under all Awards is limited to $2,000,000.
(f)    Negative Discretion. Notwithstanding anything else contained in the Plan to the contrary, the Committee shall have the right, in its discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under an Award and (ii) to establish rules or procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the amount that is otherwise payable under an Award. The Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants. The Committee shall not have discretion to increase the amount that is otherwise payable to any Participant under an Award.
Section 5.    Payment of Awards
(a)    Certification. Following the conclusion of the Performance Period of an Award, the Committee shall certify in writing whether the Performance Goals for that Performance Period have been achieved, or certify the degree of achievement, if applicable.
(b)    Payment. Upon certification of the Performance Goals for an Award, the Committee shall determine the amount of payment to the Participant pursuant to the Award, if any. All payments under the Plan shall generally be paid no later than March 15 of the year following the year in which the applicable Performance Period ends. Notwithstanding the foregoing, Awards may be paid, at the discretion of the Committee, in any combination of cash or shares of common stock of the Company authorized under the Company's 2013 Equity Incentive Plan (and subject to the terms and conditions of such plan), based upon the fair market value of such shares at the time of payment.
(c)    Employment Requirement. In the event of the termination of employment of a Participant with the Company or a subsidiary before the payment of an Award, the Award shall be forfeited and automatically be cancelled without further action of the Company or the Committee, subject to such conditions as may be approved by the Committee for certain circumstances of termination of employment, such as death or disability, if approved by the Committee in its sole discretion.

(c)    Tax Withholding. Any payment under the Plan shall be subject to applicable federal, state or local income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.
(e)    Deferral of Payments. The Committee may in its discretion grant an Award that provides a Participant the opportunity to elect in writing to defer up to 100% of the payment of amounts payable under the Award, with the election to be made in the manner specified by the Committee and in compliance with Section 409A of the Internal Revenue Code of 1986, as amended. The Committee may in its discretion provide for interest or other investment return on any such deferred amounts.
Section 6.    General Provisions
(a)    Effective Date. Subject to the approval of the Company's stockholders, the Plan shall be effective with respect to calendar years beginning on or after January 1, 2013.
(b)    Amendment and Termination. The Company may, from time to time, by action of the Board, amend, suspend or terminate any or all of the provisions of the Plan, but no such amendment, suspension or termination shall adversely affect the rights of any Participant with respect to Awards then outstanding. Notwithstanding the foregoing, no amendment will be effective without stockholder approval if such approval is required to satisfy the requirements of Section 162(m). For purposes of Section 162(m), the material terms of the Plan must be re-approved by the stockholders no later than the 2018 Annual General Meeting of Stockholders.
(c)    Other Compensation. Nothing contained in the Plan shall prohibit the Company or any subsidiary from establishing other additional incentive compensation arrangements for one or more employees of the Company or from paying compensation outside of the terms of the Plan, whether or not such compensation qualifies as “performance-based compensation” under Section 162(m).
(d)    No Right to Employment. Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or any subsidiary or to limit, in any way, the right of the Company or any subsidiary to terminate, or to change the terms, of a Participant's employment at any time.
(e)    Funding. The Plan shall be unfunded. The Company shall not be required to segregate any assets to ensure payment of any Awards.
(f)    Interpretation and Construction. Any provision of the Plan that would prevent any Award that is intended to qualify as “performance-based compensation” under Treasury Regulation § 1.162-27(e) from so qualifying shall be interpreted and construed to carry out such intention and any provision that cannot be so interpreted and construed shall be disregarded. All references in the Plan to sections of the Internal Revenue Code or to Treasury Regulations shall be interpreted to include any amendment or successor provisions thereto.
(g)    Accounting Restatement. If a Participant receives compensation pursuant to an Award based on financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, the Participant will, upon the written request of the Company, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) the Company's compensation recovery, “clawback” or similar policy, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of

Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company's equity securities may be listed (the “Policy”). By accepting an Award hereunder, the Participant acknowledges and agrees that the Policy shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy. Although not required to give effect to the provisions of this Section 6(g), the Committee may, as it deems appropriate, amend the Plan to reflect the terms of the Policy.
(h)    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice-of-law rules.